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EXHIBIT 11.2

                        VARI-LITE INTERNATIONAL, INC.
                  COMPUTATION OF INCOME PER COMMON SHARE
             FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998
                      (In thousands except share data)

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
                                                                                  1997          1998
                                                                                  ----          ----

Income before extraordinary loss . . . . . . . . . . . . . . . . . .             $2,956           $837

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $2,956           $100

Weighted average shares outstanding. . . . . . . . . . . . . . . . .          5,799,098      7,682,787

Dilutive effect of stock warrants after application of treasury stock
    method . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             19,473            527

Shares used in calculating diluted income per share. . . . . . . . .          5,818,571      7,683,314

Basic income per share before extraordinary loss . . . . . . . . . .              $0.51          $0.11

Diluted income per share before extraordinary loss . . . . . . . . .              $0.51          $0.11

Basic net income per share . . . . . . . . . . . . . . . . . . . . .              $0.51          $0.01

Diluted net income per share . . . . . . . . . . . . . . . . . . . .              $0.51          $0.01

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